UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
              13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                             Commission File Number:  333-80337

                               TEAM HEALTH, INC.
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            (Exact name of registrant as specified in its charter)

                               1900 Winston Road
                                   Suite 300
                          Knoxville, Tennessee 37919
                                (865) 693-1000
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     9% Senior Subordinated Notes due 2012
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           (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ ]      Rule 12h-3(b)(1)(i)      [X]
         Rule 12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)      [ ]      Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)     [ ]      Rule 12h-3(b)(2)(ii)     [ ]
                                           Rule 15d-6               [ ]

         Approximate number of holders of record as of the certification or notice date: 1


         Pursuant to the requirements of the Securities Exchange Act of 1934, Team Health, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 28, 2005                      /s/  Robert J. Abramowski
                                      -----------------------------------------
                                      Name:   Robert J. Abramowski
                                      Title:  Executive Vice President Finance
                                              and Administration